Exhibit 10.1

CANCELLATION AND WAIVER AGREEMENT
This Cancellation and Waiver Agreement (the “Agreement”) is entered into as of the 4th day of September, 2015, by and among Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”), and the investor signatory hereto (the “Holder”), with reference to the following facts:
A.    Prior to the date hereof, pursuant to (i) that Securities Purchase Agreement, dated as of November 14, 2014, by and between the Company and the Holder (the “Initial Securities Purchase Agreement”), the Company issued to the Holder, among other things, (x) a senior convertible note, convertible into shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), in accordance with the terms of thereof (the “Note”, as converted the “Conversion Shares”), which as of the date hereof has $21,198,231.07 in aggregate principal outstanding (the “Note Amount”) and (y) a Warrant to purchase Common Stock and (ii) that Securities Purchase Agreement, dated as of February 19, 2015 by and between the Company and the Holder (the “Additional Securities Purchase Agreement”), the Company issued to the Holder, among other things, (x) certain shares of preferred stock of the Company and (y) a Warrant to purchase Common Stock.
B.    The Company and the Holder desire (i) on the date hereof to purchase and cancel such aggregate principal amount of the Note as set forth on the signature page of the Holder (including any accrued and unpaid interest thereon) (the “Initial Closing Note”) for such aggregate cash amount as set forth on the signature page of the Holder (the “Initial Closing Purchase Price”) to be paid from the Master Restricted Account (as defined in the Note) (the “Initial Cancellation”), (ii) on October 19, 2015 (the “Second Closing Date”), to purchase and cancel such aggregate principal amount of the Note as set forth on the signature page of the Holder (including any accrued and unpaid interest thereon) (the “Second Closing Note”) for such aggregate cash amount as set forth on the signature page of the Holder (the “Second Closing Purchase Price”) to be paid to the Holder by the Company (the “Second Cancellation”) and (iii) on December 4, 2015 (the “Third Closing Date”), to purchase and cancel such aggregate principal amount of the Note as set forth on the signature page of the Holder (including any accrued and unpaid interest thereon) (the “Third Closing Note”, and together with the Initial Closing Note and the Second Closing Note, the “Closing Notes”) for such aggregate cash amount as set forth on the signature page of the Holder (the “Third Closing Purchase Price”, and together with the Initial Closing Purchase Price and the Second Closing Purchase Price, the “Closing Purchase Price”) to be paid to the Holder by the Company (the “Third Cancellation”, and together with the Initial Cancellation and the Second Cancellation, the “Cancellations”).
C.     Each of the Company and the Holder desire to effectuate the Cancellations on the basis and subject to the terms and conditions set forth in this Agreement.
D.     Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreements.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.Cancellations. On the date hereof, (x) the Company, the Placement Agent and the Holder shall deliver joint written instructions, in form and substance acceptable to the Holder, in its sole discretion, to the Controlled Account Bank with respect to the Master Restricted Account to wire the Initial Closing Purchase Price to the Holder by wire transfer in U.S. dollars and immediately available funds in accordance with the wire instructions of the Holder delivered to the Company on or prior to the date hereof and (y) upon the Holder’s receipt of the Initial Closing Purchase Price and the Holder hereby agrees to convey, assign and transfer the Initial Closing Note to the Company for cancellation (the “Initial Closing”). On the Second Closing Date, the Company shall wire the Second Closing Purchase Price to the Holder by wire transfer in U.S. dollars and immediately available funds in accordance with the wire instructions of the Holder delivered to the Company on or prior to the Second Closing Date and, upon the Holder’s receipt of the Second Closing Purchase Price, the Holder hereby agrees to convey, assign and transfer the Second Closing Note to the Company for cancellation (the “Second Closing”). On the Third Closing Date, the Company shall wire the Third Closing Purchase Price to the Holder by wire transfer in U.S. dollars and immediately available funds in accordance with the wire instructions of the Holder delivered to the Company on or prior to the Third Closing Date and, upon the Holder’s receipt of the Second Closing Purchase Price, the Holder hereby agrees to convey, assign and transfer the third Closing Note to the Company for cancellation (the “Third Closing”).
(a)The Holder shall deliver or cause to be delivered to the Company (or its designee) the Note (or affidavit of lost note, in form provided upon request by the Company and reasonably acceptable to the Holder) as soon as commercially practicable following the Third Closing Date (the “Delivery Date”). Immediately following the Holder’s receipt of the applicable Closing Purchase Price, solely with respect to the applicable Closing Note, the Holder shall relinquish all rights, title and interest in such Closing Note and assign and transfer the same to the Company, and any such Closing Note, as applicable, shall be cancelled. Upon the consummation of each of the Cancellations, if requested by the Company, the Holder shall execute and delivery to the Company a pay-off letter, in customary form, and return any Collateral held by the Holder, in its capacity as the Collateral Agent, to the Company.
(b)On or prior to the date hereof, the Company shall satisfy all conditions set forth in Section 7 of the Initial Securities Purchase Agreement (as amended prior to the date hereof and hereby) with respect to this Agreement and each other related documents contemplated hereby (the “Cancellation Documents”) as if the date hereof was the Closing Date (as defined therein), mutatis mutandis.
(c)If either (i) the Company fails to either (x) consummate the Second Closing on or prior to the Second Closing Date and/or (y) consummate the Third Closing on or prior to the Third Closing Date occurs (each, a “Default Event”), the Company shall exchange such Closing Notes (including, without limitation, the Second Closing Note and the Third Closing Note) then outstanding, in whole or in part, as elected by the Holder from time to time at the Holder’s option, into shares of Common Stock (the “Default Shares”)(in each case, subject to Section 3(d) of the Note as if such issuance was being made pursuant to a conversion of the Note) in reliance on the exemption from registration provided by Section

3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”)(each such exchange, a “Default Exchange”) at an exchange price equal to the Default Exchange Price (as defined below), using the mechanics set forth in Section 3(c) of the Note with “Default Exchange Price” replacing “Conversion Price” (as defined in the Note) for all purposes thereunder and using a form of exchange notice (each, an “Exchange Notice”) similar to the Conversion Notice (as defined in the Note), mutatis mutandis. The Holder agrees that, so long as no Default Event occurs, neither the Company nor the Holder shall effect any conversion of the Note and no Installment Date (as defined in the Note) shall be deemed to occur. The parties acknowledge and agree that the Default Shares, if any, shall be issued to the Holder in exchange for the applicable Closing Note without the payment of any additional consideration by the Holder. For the purpose of this Section 1(d), “Default Exchange Price” means with respect to any Default Exchange that price which shall be the lowest of (i) the applicable Conversion Price as in effect on the Trading Day immediately preceding the time of the delivery or deemed delivery of the applicable Exchange Notice, and (ii) 85% of the price computed as the quotient of (I) the sum of the three (3) lowest VWAPs of the Common Stock during the sixty (60) consecutive Trading Day period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Exchange Notice, divided by (II) three (3) (such period, the “Default Exchange Notice Measuring Period”). All such determinations to be appropriately adjusted for any share dividend, share split, share combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Default Exchange Notice Measuring Period. Notwithstanding anything herein to the contrary, nothing in this Section 1(c) shall be deemed to limit the rights of the Holder to exercise any conversion, redemption or other right or remedy pursuant to the Closing Notes then outstanding.
2.    Amendments; Acknowledgements.
(a)Ratifications. Except as otherwise expressly provided herein, the Initial Securities Purchase Agreement and each other Transaction Document (as defined in the Initial Securities Purchase Agreement and the Additional Securities Purchase Agreement), is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the date hereof: (i) all references in the Initial Securities Purchase Agreement and the Additional Securities Purchase Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Initial Securities Purchase Agreement or the Additional Securities Purchase Agreement, as applicable, shall mean the Initial Securities Purchase Agreement or the Additional Securities Purchase Agreement, as applicable, as amended by this Agreement, and (ii) all references in the other Transaction Documents, to the “Securities Purchase Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Securities Purchase Agreement or Additional Securities Purchase Agreement shall mean the Initial Securities Purchase Agreement or Additional Securities Purchase Agreement, as applicable, as amended by this Agreement.
(b)Amendments to Initial Transaction Documents. Effective as of the date hereof, each of the Transaction Documents are hereby amended as follows:

(i) The defined term “Conversion Shares” is hereby amended to include the “Default Shares” (as defined in the Cancellation Agreement)”.
(ii) The defined term “Transaction Documents” shall be amended to include this Agreement.
(iii) “Cancellation Agreement” means that certain Cancellation and Waiver Agreement, by and between the Company and the investor signatory thereto, dated September 4, 2015.
(c)Acknowledgment Regarding Note. The Holder holds a Note issued by the Company pursuant to the Initial Securities Purchase Agreement. The Holder hereby consents to the issuance of the Default Shares and waives any provisions in any Transaction Documents (as defined in the Note) that would otherwise prohibit the issuance of the Default Shares in accordance with this Agreement, and the Default Shares shall be deemed to be Excluded Securities (as defined in the Note) and the Default Shares shall not be deemed to be Variable Price Securities (as defined in the Note), in each case, for all purposes under the Note.
(d)Waiver of Certain Provisions of the Initial Securities Purchase Agreement and Additional Securities Purchase Agreement. Effective as of the time of consummation, in full, of the Initial Closing, the Holder hereby waives sections 4(m), 4(n), 4(q), 4(r), and 4(w) of the Initial Securities Purchase Agreement and sections 4(m), 4(n), 4(p), and 4(v) of the Additional Securities Purchase Agreement.
(e)Certain Other Waivers. With respect to the Company's issuance of $1.5 million of subordinated convertible notes of even date herewith (the "Subordinated Notes"), upon the execution and delivery of subordination agreements acceptable to the Holder, the Holder hereby consents to the issuance of the Subordinated Notes and waives any provisions in any Transaction Documents (as defined in the Note) that would otherwise prohibit the issuance of the Subordinated Notes (and the common stock issuable upon the conversion of the Subordinated Notes). In addition, the Holder hereby agrees that (i) the Subordinated Notes (and the common stock issuable upon the conversion of the Subordinated Notes) shall be deemed to be Excluded Securities (as defined in the Note), (ii) the Subordinated Notes shall be deemed to be Permitted Indebtedness (as defined in the Note), and (iii) the security interest securing the Subordinated Notes shall be deemed to be a Permitted Lien (as defined in the Notes).
3.    Representations and Warranties.
(a)Company Bring Down; No Event of Default. Except as set forth on Schedule 3(a) attached hereto, the Company hereby makes the representations and warranties to the Holder as set forth in Section 3 of the Initial Securities Purchase Agreement (as amended hereby) as if such representations and warranties were made as of the date hereof and set forth in their entirety in this Amendment, mutatis mutandis. The Company represents and warrants to the Investor that after giving effect to the terms of this Agreement no Event of Default (as defined in the Note) shall have occurred and be continuing as of the date hereof.
(b)Holder Bring Down; Ownership Representation. The Holder hereby makes the representations and warranties as to itself only as set forth in Section 2 of the Initial Securities Purchase Agreement (as amended hereby) as if such representations and warranties were made as of the date hereof and set forth in their entirety in this Agreement, mutatis mutandis. The Holder owns the Note free and clear of any liens (other than the obligations pursuant to this Agreement, the Transaction Documents and applicable securities laws).
4.    Disclosure of Transaction. The Company shall, on or before 9:30 a.m., New York City Time, on or prior to the first business day after the date of this Agreement, file a Current Report on Form 8-K describing the terms of the transactions contemplated hereby in the form required by the 1934 Act and attaching the Cancellation Documents, to the extent they are required to be filed under the 1934 Act, that have not previously been filed with the SEC by the Company (including, without limitation, this Agreement) as exhibits to such filing (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided up to such time to the Holder by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Holder or any of its affiliates, on the other hand, shall terminate. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, affiliates, employees and agents, not to, provide the Holder with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the date hereof without the express prior written consent of the Holder. To the extent that the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates employees or agents delivers any material, non-public information to the Holder without the Holder's consent, the Company hereby covenants and agrees that the Holder's shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, Affiliates, employees or agents with respect to, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents not to trade on the basis of, such material, non-public information. Neither the Company, its Subsidiaries nor the Holder shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of the Holder, to make a press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Holder shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Holder (which may be granted or withheld in the Holder’s sole discretion), except as required by applicable law, the Company shall not (and shall cause each of its Subsidiaries and affiliates to not) disclose the name of the Holder in any filing, announcement, release or otherwise.

5.    No Integration. None of the Company, its Subsidiaries, any of their affiliates, or any Person acting on their behalf shall, directly or indirectly, make any offers or sales of any security (as defined in the Securities Act) or solicit any offers to buy any security or take any other actions, under circumstances that would require registration of any of the Default Shares under the Securities Act or cause this offering of the Default Shares to be integrated with such offering or any prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of the Principal Market and/or any exchange or automated quotation system on which any of the securities of the Company are listed or designated.
6.    Listing. The Company shall promptly secure the listing or designation for quotation (as applicable) of all of the Default Shares upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed or designated for quotation (as applicable) (subject to official notice of issuance) and shall maintain such listing of all the Default Shares from time to time issuable under the terms of the Cancellation Documents. The Company shall maintain the Common Stock’s authorization for quotation on the Principal Market. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.
7.    Fees. The Company shall promptly reimburse Kelley Drye & Warren, LLP (counsel to the lead investor), on demand, for all reasonable, documented costs and expenses incurred by it in connection with preparing and delivering this Agreement (including, without limitation, all reasonable, documented legal fees and disbursements in connection therewith, and due diligence in connection with the transactions contemplated thereby).
8.    Holding Period. For the purposes of Rule 144, the Company acknowledges that the holding period of the Default Shares may be tacked onto the holding period of the Note, and the Company agrees not to take a position contrary to this Section 8. The Company acknowledges and agrees that (assuming the Holder is not an affiliate of the Company) (i) upon issuance in accordance with the terms hereof, the Default Shares are, as of the date hereof, eligible to be resold pursuant to Rule 144, (ii) the Company is not aware of any event reasonably likely to occur that would reasonably be expected to result in the Default Shares becoming ineligible to be resold by the Holder pursuant to Rule 144 and (ii) in connection with any resale of Default Shares pursuant to Rule 144, the Holder shall solely be required to provide reasonable assurances that such Default Shares are eligible for resale, assignment or transfer under Rule 144, which shall not include an opinion of Holder’s counsel. The Company shall be responsible for any transfer agent fees or DTC fees or legal fees of the Company’s counsel with respect to the removal of legends, if any, or issuance of Default Shares in accordance herewith.
9.    Blue Sky. The Company shall make all filings and reports relating to the transactions contemplated hereby required under applicable securities or “Blue Sky” laws of the states of the United States following the date hereof, if any.
10.    Miscellaneous Provisions. Section 9 of the Securities Purchase Agreements (as amended hereby) is hereby incorporated by reference herein, mutatis mutandis.

11.    Termination. Notwithstanding anything contained in this Agreement to the contrary, if the Effective Date has not occurred and the Company does not deliver the Initial Closing Purchase Price to the Holder in accordance with Section 1 hereof, then, at the election of the Holder delivered in writing to the Company at any time after the fifth (5th) business day immediately following the date of this Agreement, this Agreement shall be terminated and be null and void ab initio, the Cancellations shall not occur and the Note shall remain outstanding as if this Agreement never existed.
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IN WITNESS WHEREOF, Holders and the Company have executed this Agreement as of the date set forth on the first page of this Agreement.

COMPANY: ASCENT SOLAR TECHNOLOGIES, INC. By:/s/ Victor Lee Name: Victor Lee Title: Chief Executive Officer

IN WITNESS WHEREOF, Holders and the Company have executed this Agreement as of the date set forth on the first page of this Agreement.

HOLDER:

HUDSON BAY MASTER FUND LTD

By: /s/ Sander Gerber
Name: Sander Gerber

Title: Authorized Signatory

Aggregate principal amount of Initial
Closing Note:

$14,856,365.21
Aggregate principal amount of Second
Closing Note:

$2,402,219.65
Aggregate principal amount of Third
Closing Note:

$3,939,646.21
Aggregate Initial Closing Purchase Price:

$18,796,011.42
Aggregate Second Closing Purchase Price:

$2,402,219.65
Aggregate Third Closing Purchase Price:

$3,939,646.21